UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2020 (November 19, 2020)

Ocuphire Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34079	11-3516358
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37000 Grand River Avenue, Suite 120 Farmington Hills, MI	48335
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (248) 681-9815

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OCUP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance of Warrants

As previously announced, on November 5, 2020, Ocuphire Pharma, Inc., formerly known as Rexahn Pharmaceuticals, Inc. (the “Company”), completed its business combination with Ocuphire Pharma, Inc., a Delaware corporation (“Ocuphire Sub”), whereby a subsidiary of the Company merged with and into Ocuphire Sub (the “Merger”), the Company changed its name to “Ocuphire Pharma, Inc.” and the business conducted by the Company became the business conducted by Ocuphire Sub. In addition, as previously announced, immediately prior to the Merger, the Company and Ocuphire Sub completed a private placement transaction (the “Pre-Merger Financing”) with certain accredited investors (the “Investors”) pursuant to that certain Amended and Restated Securities Purchase Agreement, dated June 29, 2020, among the Company, Ocuphire Sub and the Investors (the “Securities Purchase Agreement”) for an aggregate purchase price of approximately $21.15 million. As of November 5, 2020, immediately following the Merger, there were 10,841,870 shares of the Company’s common stock (“Common Stock”) outstanding (including shares issued in escrow as described below).

Pursuant to the Pre-Merger Financing, (i) Ocuphire Sub issued and sold to the Investors shares of Ocuphire Sub’s common stock (the “Initial Shares”) which converted pursuant to the exchange ratio in the Merger into an aggregate of approximately 1,249,996 shares (the “Converted Initial Shares”) of Common Stock, (ii) Ocuphire Sub deposited into escrow, for the benefit of the Investors, additional shares of Ocuphire Sub’s common stock (the “Additional Shares”) which converted pursuant to the exchange ratio in the Merger into an aggregate of approximately 3,749,992 shares of Common Stock (the “Converted Additional Shares”), which Converted Additional Shares were delivered (or became deliverable) to the Investors on November 19, 2020, and (iii) the Company agreed to issue to each Investor on the tenth trading day following the consummation of the Merger (x) Series A Warrants representing the right to acquire shares of Common Stock equal to the sum of (A) the Converted Initial Shares purchased by the Investor, (B) the Converted Additional Shares delivered or deliverable to the Investor, without giving effect to any limitation on delivery contained in the Securities Purchase Agreement and (C) the initial number of shares of Common Stock, if any, underlying the Series B Warrants issued to the Investor (the “Series A Warrants”) and (y) additional warrants to purchase shares of Common Stock (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”).

On November 19, 2020, pursuant to the terms of the Securities Purchase Agreement, the Company issued the Series A Warrants and the Series B Warrants.

The Series A Warrants were issued on November 19, 2020 at an initial exercise price of $4.4795 per share, were immediately exercisable upon issuance and have a term of five years from the date of issuance. The Series A Warrants are exercisable for 5,665,838 shares of Common Stock in the aggregate (without giving effect to any limitation on exercise contained therein).

The Series B Warrants have an exercise price of $0.0001, were exercisable upon issuance and will expire on the day following the later to occur of (i) the Reservation Date (as defined therein), and (ii) the date on which the Investor’s Series B Warrants have been exercised in full (without giving effect to any limitation on exercise contained therein) and no shares remain issuable thereunder. The Series B Warrants are initially exercisable for 665,837 shares of Common Stock in the aggregate (without giving effect to any limitation on exercise contained therein).

For a description of the Series A Warrants and Series B Warrants, please refer to “Agreements Related to the Merger—Pre-Merger Financing” in the Company’s prospectus/definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 2, 2020 (the “Proxy Statement”), which description is incorporated herein by reference.

The above descriptions of the Series A Warrants and Series B Warrants are not complete, and are qualified in their entirety by reference to the complete text of the form of Series A Warrant and form of Series B Warrant, respectively, which were filed together as exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 1, 2020, and which forms will be filed as separate exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2020.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The Company issued the Warrants to the Investors in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration for private placements based in part on the representations made by the Investors, including the representations with respect to each Investor’s status as an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, and the Investors’ investment intent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCUPHIRE PHARMA, INC.

Date: November 25, 2020	By:	/s/ Mina Sooch
Mina Sooch
President and Chief Executive Officer